Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

April 19, 2010

Cass Information Systems, Inc. Reports Record 1st Quarter Earnings

Net Income Increases 21% Compared to the 1st Quarter of 2009

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reported record first quarter 2010 earnings of $.50 per fully diluted share, a 19% increase compared to $.42 per fully diluted share it earned in the first quarter of 2009. Net income for the period was $4.7 million, compared to $3.9 million in 2009.

2010 1st Quarter Recap

	March 31, 2010	March 31, 2009	% Change
Transportation Dollar Volume	$3.8 billion	$3.4 billion	11%
Utility Dollar Volume	$2.6 billion	$2.5 billion	5%
Revenues	$22.8 million	$21.7 million	5%
Net Income	$4.7 million	$3.9 million	21%
Diluted Earnings per Share	$.50	$.42	19%

Payment and processing fees increased $801,000, or 7%, compared to the year earlier period. Transportation transaction volume was up 12% and transportation dollar volume rose 11% due to new business and improved activity from existing customers.

Net investment income increased $450,000, or 5%, primarily due to the increase in average earning assets.

Overall operating expenses were down $93,000, or 0.6%, as the company continued its focus on cost control measures.

“We are optimistic about the future and gratified by the company’s record performance during the first quarter,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our transportation, utility and telecom invoice processing operations, along with our bank subsidiary, Cass Commercial Bank, all performed above expected levels during the quarter. We continue to focus on improving our competitive position and believe the company is well situated to take advantage of improving economic conditions.”

About Cass Information Systems

Cass Information Systems, Inc. is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $24 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and is ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2009.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2010 and 2009:

	Quarter Ended March 31, 2010	Quarter Ended March 31, 2009
Transportation Invoice Volume	6,017	5,395
Transportation Dollar Volume	$3,768,941	$3,386,740
Utility Transaction Volume	3,055	2,830
Utility Dollar Volume	$2,608,099	$2,495,697

Payment and Processing Fees	$12,745	$11,944
Net Investment Income	9,552	9,102
Gains on Sales of Securities	—	119
Other	480	539

Total Revenues	$22,777	$21,704

Salaries and Benefits	$12,490	$12,449
Occupancy	572	615
Equipment	898	841
Other	2,237	2,385

Total Operating Expenses	$16,197	$16,290

Income from Operations before Income Tax Expense	$6,580	$5,414
Income Tax Expense	1,831	1,491

Net Income	$4,749	$3,923

Basic Earnings per Share	$.51	$.43

Diluted Earnings per Share	$.50	$.42

Average Earning Assets	$984,700	$803,943
Net Interest Margin	4.78%	5.31%
Allowance for Loan Losses to Loans	1.35%	1.10%
Non-performing Loans to Total Loans	.21%	.15%
Net Loan Charge-offs to Loans	.03%	.04%
Provision for Loan Losses	$900	$400